                                                         OMB APPROVAL
--------                                       --------------------------------
 FORM 3                                        OMB NUMBER ........... 3235-0104
--------                                       Expires: ...... January 31, 2005
                                               Estimated average burden
                                               hours per response ......... 0.5
                                               --------------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person   |2. Date of Event Requiring |4. Issuer Name AND Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
|  HOOD         LEROY                      |                           |                                                           |
|------------------------------------------|                           |  CTI MOLECULAR IMAGING, INC. (CTMI)                       |
|    (Last)     (First)     (Middle)       |       6/19/02             |-----------------------------------------------------------|
|                                          |                           |5. Relationship of Reporting     | 6. If Amendment, Date   |
|  810 INNOVATION DRIVE                    |---------------------------|   Person(s) to Issuer           |    of Original          |
|------------------------------------------|3. IRS Identification      |   (Check all applicable)        |    (Month/Day/Year)     |
|               (Street)                   |     ###-##-####           |                                 |                         |
|                                          |     ------------          |[X] Director   [ ] 10% Owner     |                         |
|                                          |   Number of Reporting     |                                 |                         |
|                                          |   Person if an entity     |[ ] Officer    [ ] Other (specify|                         |
|                                          |   (Voluntary)             |    (give                below)  |-------------------------|
|                                          |                           |    title below)                 | 7. Individual or Joint/ |
|                                          |                           |                                 |    Group Filing (Check  |
|  KNOXVILLE      TENNESSEE       37932    |                           |                                 |    Applicable line)     |
|--------------------------------------------------------------------------------------------------------|                         |
|        (City)      (State)      (Zip)                                                                  |    [X] Form filed by    |
|                                                                                                        |        one Reporting    |
|                                                                                                        |        Person           |
|                                                                                                        |    [ ] Form filed by    |
|                                                                                                        |        more than one    |
|                                                                                                        |        Reporting Person |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                    TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                       |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership Form:    |    4. Nature of Indirect     |
|   (Instr. 4)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 5)   |
|                                        |                              |        (Instr. 5)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| NONE                                   |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one person, see Instruction 5(b)(v).

PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                         (Over)
                                                                SEC 1473 (3-00)

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    (Instr. 4)                   |   Exercisable and  |   Securities Underlying  |   sion or  |    ship     |   Beneficial Owner- |
|                                 |   Expiration Date  |   Derivative Security    |   Exercise |    Form of  |   ship (Instr. 5)   |
|                                 |   (Month/Day/Year) |   (Instr. 4)             |   Price of |    Deriva-  |                     |
|                                 |                    |                          |   Deriva-  |    tive     |                     |
|                                 |                    |                          |   tive     |    Security:|                     |
|                                 |                    |                          |   Security |    Direct   |                     |
|                                 |--------------------|--------------------------|            |    (D) or   |                     |
|                                 |  Date    | Expira- |              | Amount or |            |    Indirect |                     |
|                                 |  Exercis-| tion    |    Title     | Number of |            |    (I)      |                     |
|                                 |  able    | Date    |              |  Shares   |            |    (Instr.  |                     |
|                                 |          |         |              |           |            |    5)       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| RIGHT TO BUY                    |  6/4/02  | 6/4/12  | COMMON STOCK |  22,059   |   $17*     |     D       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

*  ALL OF THESE OPTIONS WERE ISSUED UNDER OUR INDEPENDENT DIRECTOR COMPENSATION
   PLAN WHICH PROVIDES THAT INDEPENDENT DIRECTORS WHO ARE ELECTED TO OUT BOARD
   PRIOR TO THE COMPLETION OF OUR INITIAL PUBLIC OFFERING WILL RECEIVE OPTIONS
   TO PURCHASE SHARES OF COMMON STOCK VALUED AT $375,000 WITH AN EXERCISE PRICE
   EQUAL TO THE INITIAL PUBLIC OFFERING PRICE. FOR PURPOSES OF ESTIMATING THE
   NUMBER OF SHARES BENEFICIALLY OWNED BY DR. HOOD, WE HAVE ASSUMED AN INITIAL
   PUBLIC OFFERING PRICE OF $17.00 PER SHARE.

                                                                                      /s/ Leroy Hood                       06/18/02
**  Intentional misstatements or omissions of facts constitute Federal Criminal       ---------------------------------   ----------
    Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                            ** Signature of Reporting Person    Date
                                                                                      LEROY HOOD
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
VALID OMB CONTROL NUMBER.